Exhibit 10.18

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 9th day of January, 2012 (the “Effective Date”), by and between FreeRange Communications, Inc, a Delaware corporation (the “Company”), and James McDermott, an individual (the “Executive”).

RECITALS

A.            The Company desires that the Executive be employed by the Company to carry out the duties and responsibilities described below, and wishes to provide the Executive with certain compensation and benefits in return for such employment duties and responsibilities, all on the terms and conditions hereinafter set forth.

B.            The Executive desires to accept such employment on such terms and conditions.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

1.                                      Retention and Duties.

1.1                               Retention. Beginning on the Effective Date and continuing during the term of the Executive’s employment with the Company, the Company shall employ Executive, and the Executive hereby accepts such employment, all on the terms and conditions expressly set forth in this Agreement.

1.2                               Duties. During the term of the Executive’s employment with the Company, the Executive shall serve the Company as its President and Chief Executive Officer and shall have the powers, duties and obligations of management usually vested in the office of the chief executive officer of a corporation, as determined by and subject to the directives of the Company’s Board of Directors (the “Board”), and as governed by the corporate policies of the Company as they are in effect from time to time throughout the Executive’s employment (including, without limitation, the Company’s business conduct and ethics policies, as they may change from time to time). The Executive shall report solely to the Board.

1.3                               Location. The Executive’s principal place of employment shall initially be the Company’s offices in Portland, Oregon (the “Principal Place of Employment”). The Executive agrees that he will be regularly present at the Principal Place of Employment, unless otherwise assigned by Company. The Executive acknowledges that the Executive may be required to travel from time to time in the course of performing his duties for the Company.

2.                                      Compensation.

2.1                               Base Salary. The Executive’s base salary (the “Base Salary”) shall be paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments. The Base Salary shall be payable on a salary basis under state and federal wage and hour laws. The Executive’s initial Base Salary shall be paid at the monthly rate of $12,500 (annual rate of $150,000), subject to standard payroll deductions and withholdings. The Company will review the Executive’s Base Salary at least once per year.

2.2                               Bonus Compensation. The Executive will be eligible to receive an annual discretionary incentive bonus (“Incentive Bonus”). The target amount of the bonus for any given bonus period, whether the Executive receives any such bonus, and the amount of any such bonus will be determined by the Board in its sole discretion, based on performance objectives established in writing by the Board for that particular period. The Executive must remain an active employee through the end of any given calendar year in order to earn an Incentive Bonus for that year and any such bonus will be paid prior to March 15 of the year following the year in which the Executive’s right to such amount became vested. The Executive will not be eligible for, and will not earn, any Incentive Bonus (including a prorated bonus) if the Executive’s employment terminates for any reason before the end of the calendar year. The Executive’s initial target Incentive Bonus amount (for 2012) shall equal One Hundred Fifty Thousand Dollars (US $150,000). The Executive’s target Incentive Bonus for each bonus period after 2012 shall be determined by the Board.

2.3                               Stock Option Grant. The Company shall grant the Executive an option (the “Option”) to purchase a total of 1,000,000 shares of common stock (“Stock”) at the fair market value at the time of the grant, as determined by the Board. The Option shall be subject to the terms and conditions of the Stock Incentive Plan (the “Stock Plan”) and such further terms and conditions as are set forth in a written stock option agreement entered into by the Company and the Executive with respect to the Option. Except as expressly modified in this Agreement, the Option will vest in accordance with the Executive’s stock option agreement, which provides, among other terms, that the unvested portion of any Option is forfeited upon termination of the Executive’s employment. All Options issued both now or in the future shall be incentive stock options to the maximum extent permitted by law. The initial option set forth herein will vest twenty-five percent (25%) as of December 31, 2012 (the end of the first calendar year of the Executive’s start date) with the remaining shares to vest in thirty-six equal monthly components at the end of each calendar month thereafter, until the Option is fully vested or the Executive’s employment ends, whichever occurs first. Any future option grant will vest over similar terms (one year cliff, and then equal monthly vesting thereafter over the following three (3) years), as will be set forth in and governed in all respects by the applicable plan documents and option agreements between the Executive and the Company governing such options.

3.                                      Benefits.

3.1                               Retirement, Welfare and Fringe Benefits. The Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs, if any, made available by the Company to the Company’s employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

3.2                               Reimbursement of Business Expenses. Subject to the Company’s expense reimbursement policy, the Company will reimburse reasonable and necessary business expenses the Executive incurs in performing his duties hereunder. Reimbursement for such expenses shall be subject to the Company’s policies and procedures for documenting such expenses and submitting requests for reimbursement.

3.3                               Vacation and Other Leave. The Executive will be entitled to accrue paid vacation time as he performs work, at the rate of four (4) weeks (or 160 hours) per year, up to a maximum accrual amount of 240 hours. Once the Executive reaches the maximum accrual, additional vacation time will not accrue until Executive brings his vacation time balance below the maximum accrual amount. The Executive shall accrue and be entitled to take paid vacation in accordance with the Company’s policies in effect from time to time, including the Company’s policies regarding vacation accruals and payout of vacation. During the first six (6) months of employment, the Executive may borrow up to two (2) weeks of paid vacation time in excess of any accrued amount, subject to recoupment from future accruals. The Executive shall also be entitled to all other sick leave and paid holidays available to Company employees generally pursuant to, and subject to the conditions of applicable Company policies.

3.                                      Confidential Information and Outside Activities.

4.1                               Confidential Information Agreement. As a condition of employment, concurrently with entering into this Agreement, the Executive shall execute and abide by the Company’s standard form of At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement), a copy of which is attached hereto as Exhibit B (the “Confidentiality Agreement”).

4.2                               No Other Employment; Minimum Time Commitment. During the term of the Executive’s employment with the Company, the Executive shall devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Company, and the Executive will not, except with the prior written consent of the Board, undertake or engage in any other employment, occupation or business enterprise, other than ones in which the Executive is a passive investor. Notwithstanding the foregoing, the Executive will be permitted to continue to serve, to the extent such service does not interfere with the performance of the Executive’s duties hereunder, on the boards of directors (or similar bodies) of the entities on which the Executive serves as of the Effective Date, as listed on Exhibit A hereto.

4.3                               No Adverse Interests. During the Executive’s employment with the Company. the Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

4.4                               No Breach of Contract. The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (ii) the Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with the Executive’s employment by the Company, except as expressly authorized by that third party; (iii) the Executive will not improperly use any information (including, without limitation, confidential information and trade secrets) relating to any other person or entity in carrying out his duties hereunder; (iv) during the Executive’s employment by the Company, the Executive will use in the performance of the Executive’s duties only information which is generally known and used by persons with training and experience comparable to the Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by the Executive in the course of the Executive’s work for the Company; and (v) except as disclosed in writing to Company on Exhibit A hereto, and except for the Confidentiality Agreement, the Executive is not bound by any confidentiality, trade secret, non-competition, non-solicitation, or similar agreement.

5.                                      At-Will Employment; Termination.

5.1                               At-Will Employment. The Executive’s employment relationship is at-will. Either the Executive or the Company may terminate the employment relationship at any time, with or without Cause or advance notice.

5.2                               Benefits Upon Termination. Upon termination of the Executive’s employment for any reason, unless otherwise required by law, the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits after his last day of employment (the “Separation Date”), except as follows:

(a)                                               The Company shall pay the Executive any Accrued Obligations (as defined in Section 5.4). The Accrued Obligations shall be paid within the time required by law or when otherwise due pursuant to any applicable Company plan or policy. In the event of the Executive’s death, the Accrued Obligations shall be paid to such beneficiary as is required by law. In addition, the Executive shall be entitled to: (i) receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act to continue participation in medical, dental, hospitalization and life insurance coverage at his own expense; and (iii) any benefits available to the Executive pursuant to Company’s 401(k) plan (if any), according to the plan provisions applicable upon termination of employment.

(b)                                               If the Executive’s employment with the Company terminates as a result of an Involuntary Termination (as defined in Section 5.4 below), the Company shall provide Executive with the following severance benefits:

(i)  The Company shall pay Executive, as severance, the equivalent of twelve (12) months of his Base Salary, subject to standard payroll deductions and withholdings, which will be paid over the twelve (12) month period following the Separation Date, on the Company’s regular payroll dates running from the Separation Date; provided, however, that for compliance with Internal Revenue Code Section 409A, no payments will begin prior to the 60th day following the Separation date. On that 60th date, the Company will pay a lump sum payment to Executive equal to the payments that would have been paid earlier but for compliance with Section 409A, with the balance paid thereafter as originally scheduled; and

(ii)  Provided that Executive timely elects continued coverage under COBRA, the Company shall pay Executive’s COBRA premiums to continue his coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (1) the duration of the salary continuation period set forth in Section 5.2(b)(i) above; (2) the date Executive becomes eligible for group health insurance coverage through a new employer; or (3) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for Executive and Executive’s eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the 1pecial Cash Payment”), for the remainder of the COBRA Premium Period. Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums. In the event the Company opts for the Special Cash Payments, then on the sixtieth (60th) day following the Separation Date, the Company will make the first payment to Executive under this paragraph, in a lump sum, equal to the aggregate Special Cash Payments that the Company would have paid to Executive through such date had the Special Cash Payments commenced on the first day of the first month following the Separation Date through such sixtieth (60th) day, with the balance of the Special Cash Payments paid thereafter on the schedule described above.

(c)                                                If the Executive’s employment with the Company terminates as a result of an Involuntary Termination (as defined in Section 5.4 below) within twelve (12) months following the date of a Change of Control (as defined in Section 5.4 below), the Company shall pay Executive, as severance, the equivalent of twelve (12) months of his Base Salary, subject to standard payroll deductions and withholdings, which will be paid over the twelve (12) month period following the Separation Date, on the Company’s regular payroll dates running from the Separation Date and as to each Company stock option grant and restricted stock award, if any, held by the Executive on the Separation Date, all outstanding options shall automatically accelerate and become vested on the Separation Date. In all other circumstances involving Involuntary Termination, any and all then unvested Company options, stock option grants, and restricted stock awards held by Executive shall become subject to accelerated vesting in the amount of the greater of twelve (12) months or fifty percent (50%).

(c)                                  Notwithstanding the foregoing provisions of this Section 5.2, if: (A) the Company determines that the Executive has materially breached his obligations under this Agreement, the Confidentiality Agreement, or the Release of Claims contemplated by Section 5.3, then, in addition to any other remedies available to Company, the Executive shall not be entitled to, and the Company will not be obligated to continue to pay or provide, any severance or other benefits or option/restricted stock acceleration otherwise available pursuant to this Section 5.2. The Company shall provide written notice to the Executive of any such determination.

5.3                               Release of Claims. The Executive agrees that the benefits contemplated by Section 5.2 are in lieu of any other severance benefit, plan, or program that may be otherwise applicable to the Executive. All amounts paid to the the Executive pursuant to Section 5.2 shall be paid without regard to whether the Executive has taken or takes actions to secure other employment or income. The Executive shall be eligible for the payments and other benefits provided in Section 5.2 only upon the Executive’s entering into, within the time required by Company, and not revoking (if such document contains a revocation clause), a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release of Claims”), whereby the Executive releases all claims whatsoever against Company, its related corporations, and their respective current and former employees, agents, officers and shareholders. No severance or other benefits or option/restricted stock acceleration will be paid or provided until the Release of Claims becomes effective.

5.4                               Certain Defined Terms. For purposes of this Agreement, the following terms have the definitions set forth below.

(a)                                 “Accrued Obligations” means:

(i)                                     any Base Salary that had accrued but had not been paid (including accrued and unused vacation time) on or before the Separation Date; and

(ii)                                  any Incentive Bonus pursuant to Section 2.2, to the extent earned as of the Separation Date but not paid to the Executive; and

(iii)                               any reimbursement due to the Executive pursuant to Section 3.2 for expenses incurred by the Executive on or before the Separation Date.

(b)                                 “Cause” shall mean: (i) an intentional material act of fraud or dishonesty in connection with Employee’s duties, or in the course of his employment with the Company; (ii) the conviction of a felony; (iii) a willful act by the Executive which constitutes gross misconduct and which is materially injurious to the Company; or (iv) intentional wrongful disclosure of material trade secrets or material confidential information of the Company; and (v) a willful failure by the Executive to substantially perform his duties under this Agreement that is not cured by the Executive within thirty (30) days after written notice is given to him by the Company identifying such misconduct, other than a failure resulting from the Executive’s complete or partial incapacity due to physical or mental illness or impairment. No act or failure to act by the Executive shall be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Company’s best interest.

(c)                                  “Change of Control” shall mean the earlier occurrence of any of the following events:

(i)                                     any “person” (as such terms are used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)                                  the consummation of a merger, reorganization or consolidation of the Company with any other entity, other than a merger, reorganization, or consolidation which would result in the voting securities of the Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power of such surviving entity outstanding immediately after such merger or consolidation; or

(iii)                               the Company liquidates or dissolves, or sells, leases, exchanges or otherwise transfers or disposes of all or substantially all of its assets; or

(iv)                              any sale or exchange of the membership or other equity interests by the owners of the Company in one transaction or series of related transactions where more than 50% of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entities;

(v)                                 any other transactions or series of related transactions occur which have substantially the same effect as the transactions specified in any of the preceding subsections (i)-(v); or

(vi)                              an initial public offering of the Company.

(d)                                 “Good Reason” shall mean a resignation by the Executive after the occurrence of any of the following events or circumstances without the Executive’s express written consent, and provided the Executive must have provided written notice to the Company of the event giving rise to Good Reason stating the Executive’s intent to resign and identifying the circumstances the Executive believes qualify as “Good Reason” pursuant to this Section 5.4(d), 30 days shall have passed from such notice with no correction having occurred, and the Executive has resigned from all positions the Executive holds not later than 90 days after the expiration of such correction period: (i) a material reduction in Executive’s title, material reduction of the Executive’s duties, authority or responsibilities: (ii) a material reduction by the Company of the Executive’s Base Salary. which the parties agree is a reduction of at least 10% of the Base Salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees), (iii) a material reduction by the Company of the Executive’s target Incentive Bonus, excluding any reduction generally applicable to senior executives, (iv) material violation by the Company of any material term of any employment, severance, or change of control agreement between the Executive and the Company, or (v) failure by successor entity to assume this Agreement..

(e)                                  “Disability” shall mean the Executive’s physical or mental impairment that, as determined in good faith by the Board, renders the Executive unable to perform the essential functions of his employment, with or without reasonable accommodation that does not impose an undue hardship on the Company, for more than 120 days in any 12-month period. The Executive shall cooperate in providing such records and examinations as may be reasonably requested by the Board in making a determination of Disability.

Involuntary Termination” shall mean a resignation by the Executive for Good Reason or the Company’s termination of the Executive without Cause. For purposes of clarity, the term Involuntary Termination does not include a termination of the Executive’s employment due to the Executive’s death or Disability, the Executive’s resignation under circumstances that do not qualify as Good Reason, or the Company’s termination of Executive’s employment for Cause.

5.5                               Notice of Termination. Except for termination in the event of the Executive’s death, which shall be automatic, any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination or resignation from the terminating or resigning party to the other party. The notice of termination or resignation shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination or resignation.

5.6                               409A Compliance. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed by the Company at the time of the Executive’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to the Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service with the Company, (ii) the date of the Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to the Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

6.                                      Withholding and Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes or withholding, as may be required to be withheld pursuant to any applicable law or regulation.

7.                                      Assignment. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

8.                                      Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

9.                                      Section Headings. The section headings of and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

10.                               Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oregon, irrespective of its conflict of laws rules.

11.                               Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

12.                               Entire Agreement. This Agreement, together with the Confidentiality Agreement and any stock option agreement referenced in Section 2.3, embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof except as expressly set forth herein.

13.                               Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

14.                               Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other ccurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

15.                               Arbitration. To ensure the timely and economical resolution of disputes that may arise in connection with the Executive’s employment with the Company, the Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, the Executive’s employment, or the termination of the Executive’s employment, including but not limited to statutory claims, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Francisco, California, conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules (which can be found at http://www.jamsadr.corn/rulesclausest). By agreeing to this arbitration procedure, both the Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that the Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that the Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of the Executive if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

16.                               Notices.

(a)                                 All notices required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand or (iii) sent by registered or certified mail, postage prepaid, return receipt requested. Any notice shall be duly addressed to the parties as follows:

(i)             if to the Company:

attn.: Jon Maroney

[home address]

(ii)          if to the Executive:

James McDermott

[home address]

(b)                             Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 16 for the giving of notice and, in the case of the Executive, the address may be updated through the normal process by which Company employees inform Company of a change in their mailing address. Any communication shall be effective when delivered by hand, when otherwise delivered against receipt therefor, or five (5) business days after being mailed in accordance with the foregoing.

17.                               Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Facsimile, electronic image or other photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

18.                               Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understand this Agreement, is entering into it freely and voluntarily, and has advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

19.                               Attorney’s Fees. In the event of the bringing of any action, proceeding, arbitration or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreement, or provisions arising out of this Agreement, the prevailing party shall be entitled to recover all costs and expenses of that action or suit, or at trial, arbitration or on appeal, and in collection of judgment, including reasonable attorney’s fees, accounting, and other professional fees resulting therefrom, provided, however, in no event, shall the Executive be required to pay any JAMs’ arbitration fees in excess of the amount of court fees that would be required of the Executive if the dispute were decided in a court of law, as referenced above.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Effective Date.

“COMPANY”

a Delaware corporation

By:	/s/ Jon Maroney

Name: Jon Maroney
Title: Chairman of the Board, FreeRange Communication, Inc.

“EXECUTIVE”
/s/ James McDermott

Exhibit A

As of the Effective Date, the Executive Serves on the Board of Directors (or Similar Body) of the Following Entities:

None

List:

Submittable

SpinSimple

ChirpSocial

The Executive Is Bound By The Following Confidentiality. Trade Secret, Non-Competition, Non Solicitation, Or Similar Agreement(s).

None

List Parties:

Exhibit B

Confidentiality Agreement

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”) is dated as of January 17, 2013, by and between Storycode, Inc., a Delaware corporation formerly known as Free Range Communications, Inc. (the “Company”), and James McDermott, an individual (the “Executive”).

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated as of January 9, 2012 (the “Employment Agreement”);

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of December 27, 2012, by and between the Company, TigerLogic Corporation (“Parent”), TLSC Merger Sub, Inc. (“Merger Sub”), and Jon Maroney, the Company is merging with and into Merger Sub, with the Company surviving (the “Merger”); and

WHEREAS, as a condition to the Merger, Parent is requiring the Company and Executive to amend the Employment Agreement as provided herein, with the amendment effective on the effectiveness of the Merger.

NOW, THEREFORE, in consideration of the agreements and undertakings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth herein, the Company and Executive agree as follows:

1.                                      Certain Terms.  Capitalized terms used herein but not defined in this Amendment have the meanings given to such terms in the Employment Agreement.

2.                                      Amendments to Employment Agreement.

(a)                                 Section 1.2:  Duties.  Section 1.2 of the Employment Agreement shall be amended and restated as follows:

1.2                               Duties.  During the term of Executive’s employment with the Company, the Executive shall serve the Company as its Senior Vice President, Mobile and Social, as determined by and subject to the directives of Parent’s President and Chief Executive Officer, and as governed by the corporate policies of the Company and Parent as they are in effect from time to time throughout Executive’s employment (including, without limitation, the Company’s business conduct and ethics policies, as they may change from time to time).  Executive shall report to Parent’s President and Chief Executive Officer.

(b)                                 Section 2.1:  Base Salary.  Section 2.1 of the Employment Agreement shall be amended to provide that Executive’s Base Salary for 2013 is $200,000 annually, paid in accordance with the Company’s normal payroll procedures and subject to standard deductions and withholdings.

(c)                                  Section 2.2:  Bonus Compensation.  Section 2.2 shall be amended to add that Executive’s target Incentive Bonus for 2013 shall equal 50% of his Base Salary for 2013, with performance objectives to be established by Parent’s President and Chief Executive Officer and board of directors, with the determination of whether Executive receives any such bonus, and the amount, determined by the Parent’s board of directors in their sole discretion.

(d)                                 Section 2.4:  Signing Bonus.  A new Section 2.4 of the Employment Agreement shall be added as follows:

2.4                               Signing Bonus.  Effective immediately following the effectiveness of the Merger (the “Closing”), Executive will be entitled to receive a special signing bonus in the amount of $45,000 (the “Signing Bonus”), subject to standard deductions and withholdings.  The Signing Bonus is payable in two installments, with the first payment of $25,000 made on the Closing and the second payment of $20,000 made on the six month anniversary thereof.  If, prior to the six month anniversary of the Closing, Executive resigns without Good Reason or is terminated for Cause, Executive must repay a pro-rated portion of the first installment of the Signing Bonus equal to $4,167 for each month of employment not provided between Closing and the second payment date.  If Executive’s employment terminates for any reason prior to the six month anniversary of the Closing, Executive shall not be entitled to receive the second installment of the Signing Bonus.  If, prior to the one year anniversary of the Closing, Executive resigns without Good Reason or is terminated for Cause, Executive must repay a pro-rated portion of the second installment of the Signing Bonus equal to $3,333 for each month of employment not provided between the six month anniversary of the Closing and the first anniversary of the Closing.  Annual or other bonuses thereafter shall be in the sole discretion of Parent and subject to approval of the Compensation Committee of the Parent’s board of directors.

(e)                                  Section 3.3:  Vacation and Other Leave.  Section 3.3 of the Agreement shall be amended to delete the fourth sentence of such section in its entirety.

(f)                                   Section 5.2:  Benefits Upon Termination.

(i)                                     Section 5.2(b)(i) shall be amended to replace the references to 12 months with six months.

(ii)                                  A new Section 5.2(b)(iii) of the Employment Agreement shall be added as follows:

5.2(b)(iii)                                               If the Executive’s employment with the Company terminates as a result of an Involuntary Termination prior to, or more than twelve (12) months following the date of a Change of Control (as defined in Section 5.4 below), all then-outstanding unvested stock option awards held by the Executive on the Separation Date will become vested and exercisable, as to a number of shares per award equal to the greater of (x) the number of shares that would have vested under the award as of the first anniversary of the Separation Date and (y) 50% of the then-unvested shares.

(iii)                               Section 5.2(c) is hereby deleted in its entirety and replaced with the following new Section 5.2(c):

5.2(c)                 If the Executive’s employment with the Company terminates as a result of an Involuntary Termination on or within twelve (12) months following the date of a Change of Control, then in addition to receiving the severance benefits provided in Section 5.2(b), and in lieu of the accelerated vesting provided in Section 5.2(b)(iii), all then-outstanding unvested stock option awards and shares of restricted stock held by the Executive on the Separation Date will become fully vested and, as applicable, exercisable.

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(g)                                  Section 5.4:  Certain Defined Terms.

(i)                                     By entering into this Amendment, the Executive expressly consents to the terms of his title, duties, authority and responsibilities as described in this Amendment, as permitted by Section 5.4 of the Agreement.  Therefore, as of the date of this Amendment, the Executive acknowledges that he is waiving his right to resign for Good Reason solely to the extent of the change to his title, duties, authority and responsibilities, as expressly described in this Amendment.  This wavier is not a waiver of any subsequent changes to the terms and conditions of the Executive’s employment that may give rise to Good Reason.

(ii)                                  Section 5.4 shall be amended to add the following sentence at the end of the section:

Notwithstanding the foregoing, the Executive must provide the Company with the written notice (referred to in the first sentence of this Section 5.4(d)) identifying the event or condition giving rise to Good Reason (and his intent to resign) within ninety (90) days following the initial existence of such event or condition.

(iii)                               Parent and the Executive agree that the definition of Change of Control applies not only to the Closing but also to future transactions involving the Company and Parent.

(h)                                 Section 5.6.  Section 5.6 is hereby deleted in its entirety and replaced with the following new Section 5.6.

It is intended that all of the benefits provided under the Agreement (including the Amendment) satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and the Agreement will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, the Agreement (and any definitions under the Agreement) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms.  When termination of employment is used in reference to the triggering of Executive’s rights to severance payments and benefits, a termination of employment will only be deemed to occur when the Executive has a “separation from service” (as defined under Treasury Regulations Section 1.509A-1(h)).   For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), the Executive’s right to receive any installment payments under the Agreement will be treated as a right to receive a series of separate and distinct payments.

If the Company, in consultation with qualified external legal counsel, determines that any of the payments in connection with a separation from service constitute “deferred compensation” under Section 409A, and if the Executive is a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i)) of the Company or Parent at the time of his separation from service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments due on a separation from service will

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be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the effective date of the Executive’s separation from service, and (ii) the date of the Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (A) pay to the Executive a lump sum amount equal to the sum of the payments that the Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this paragraph, and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth above.  No interest will be due on any amounts so deferred.

With respect to expenses eligible for reimbursement or in-kind benefits, if any, provided to the Executive under this or any other Agreement, (i) the amount of such expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits provided in another taxable year, (ii) any reimbursements of such expenses and the provision of any in-kind benefits shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A, and (iii) the right to reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit.

(i)                                     Section 7:  Assignment.  Section 7 of the Agreement shall be amended to add the following sentence:  “On effectiveness of the Merger, the Company may assign this Agreement to Parent or one of Parent’s other direct or indirect subsidiaries for which Executive shall be providing services following the Merger.  All references to the Company following the Merger shall include Parent and the direct or indirect subsidiary of Parent for which Executive provides services.”

(j)                                    Section 20:  Nonsolicitation.  A new Section 20 shall be added to the Agreement as follows:

20.                               Nonsolicitation.  For a period of one year following the termination of Executive’s employment for any reason, Executive agrees that he will not, directly or indirectly, (A) divert or attempt to divert from the Company (or Parent or its other direct or indirect subsidiaries) any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its suppliers or customers; or (B) solicit, hire, recruit, or employ any person or entity who is employed by or has a contractual relationship with the Company (or Parent or its other direct or indirect subsidiaries), or encourage any person or entity who is employed by or has a contractual relationship with the Company (or Parent or its other direct or indirect subsidiaries) to terminate their employment or contractual relationship with the Company (or Parent or its other direct or indirect subsidiaries).

3.                                      Effectiveness.  This Amendment shall become effective only on the effectiveness of the Merger.  If the Merger Agreement terminates pursuant to its terms, this Amendment shall terminate and shall have no further force or effect.

4.                                      No Other Amendments.  Except for the amendments specified in Section 2 of this Amendment, this Amendment shall not be deemed to effect any amendment, modification or waiver of any provision of the Employment Agreement.

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5.                                      Governing Law.  This Amendment shall be construed, and the rights and obligations of the Parties determined, according to the laws of the State of Oregon, irrespective of its conflict of law rules.

6.                                      Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Amendment shall be deemed signed and effective as of the date set forth above upon the Parties exchanging facsimile or electronic copies of the executed signature pages.

[signature page attached]

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IN WITNESS WHEREOF, intending to be legally bound hereby, the Parties have executed this Amendment as of the day and year first above written.

“COMPANY”

STORYCODE, INC.

By:	/s/ Jon Maroney
Name: Jon Maroney
Title: Chairman of the Board

“EXECUTIVE”

/s/ James McDermott
JAMES MCDERMOTT